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EXHIBIT 1.2

FIRST AMENDMENT

TO THE

AMENDED AND RESTATED RIGHTS AGREEMENT

This First Amendment to the Amended and Restated Rights Agreement, dated as of March 12, 2004, is between Continental Airlines, Inc., a Delaware corporation (the "Company"), and ChaseMellon Shareholder Services, LLC, a New Jersey limited liability company (the "Rights Agent").

R E C I T A L S

A. The Company and the Rights Agent are parties to an Amended and Restated Rights Agreement dated as of November 15, 2000 (the "Rights Agreement").

B. The Company deems it necessary and desirable to amend certain provisions of the Rights Agreement as set forth herein, and has directed the Rights Agent to enter into this First Amendment.

C. The amendments set forth herein have been approved by the "Required Board Vote" (as defined in the Rights Agreement).

Accordingly, in consideration of the foregoing and mutual agreements herein set forth, the parties hereto hereby agree to amend the Rights Agreement as follows:

    The definition of "B\C\P Group" set forth in Section 1 of the Rights Agreement is hereby deleted in its entirety.

    The definition of "Exempt Person" in Section 1 of the Rights Agreement shall be amended in its entirety to read as set forth below:

    "Exempt Person" shall mean (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or any Subsidiary of the Company and (iv) any entity holding Common Shares for or pursuant to the terms of any such employee benefit plan.

    The definition of "Investment Agreement" set forth in Section 1 of the Rights Agreement is deleted in its entirety.

    In all other respects, the terms and provisions of the Rights Agreement are confirmed and remain unchanged in all respects.

IN WITNESS WHEREOF, the parties have caused this First Amendment to be duly executed as of the day and year first above written.

CONTINENTAL AIRLINES, INC.

By: /s/ Jennifer L. Vogel

Name: Jennifer L. Vogel

Title: Senior Vice President, General Counsel and Secretary

CHASEMELLON SHAREHOLDER SERVICES, LLC, as Rights Agent

By: /s/ Tim Reagan

Name: Tim Reagan

Title: Vice President